UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

June 1, 2022 (May 29, 2022)

Date of Report (Date of earliest event reported)

ROPER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

1-12273	51-0263969
(Commission File Number)	(IRS Employer Identification No.)

6901 Professional Parkway, Suite 200 Sarasota, Florida	34240
(Address of principal executive offices)	(Zip Code)

(941) 556-2601

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Common Stock, $0.01 Par Value	ROP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 29, 2022, Roper Technologies, Inc. (“Roper”) and its wholly owned subsidiaries, Roper International Holding Inc. and RIPIC Holdco Inc. (collectively, the “Sellers”) and RIPIC Equity LLC (“RIPIC TopCo”) entered into an equity purchase agreement (the “Equity Purchase Agreement”) with CD&R Tree Delaware Holdings, L.P., a newly formed investment vehicle owned by affiliates of Clayton, Dubilier & Rice, LLC (“Buyer”), related to the acquisition by Buyer of a majority equity interest (the “Equity Purchase”) in Roper’s industrial businesses, including its entire Process Technologies segment and the industrial businesses within its Measurement & Analytical Solutions segment. The businesses included in this transaction are Alpha, AMOT, CCC, Cornell, Dynisco, FTI, Hansen, Hardy, Logitech, Metrix, PAC, Roper Pump, Struers, Technolog, Uson, and Viatran (collectively referred to herein as the “Business”). RIPIC TopCo currently owns all of the equity of RIPIC Holdings, LLC (“RIPIC Holdings”), a limited liability holding company that indirectly holds the operating companies comprising the Business. Immediately following the closing of the transactions contemplated by the Equity Purchase Agreement (the “Closing”), Sellers will continue to own 49% of the equity of RIPIC TopCo. Roper will then cease to consolidate the results of the Business within its financial statements and will report its ownership interest in the Business using the equity method of accounting.

Immediately prior to the Equity Purchase, RIPIC TopCo will make an estimated distribution of approximately $1,775 million in cash to Sellers, subject to certain adjustments relating to cash, debt, net working capital and transaction expenses of the Business. Under the terms of the Equity Purchase Agreement, it is anticipated that a wholly owned operating subsidiary of RIPIC Holdings will incur new third-party funded indebtedness of approximately $1,950 million through borrowings of term loans under new secured credit agreements. A portion of the proceeds of the term loans will fund the distribution to Sellers at Closing. The secured credit agreements will also include a $300 million revolving credit facility, which could be used to fund future cash needs of the Business and other general corporate purposes.

Pursuant to the Equity Purchase Agreement, Buyer will pay a purchase price of approximately $829 million to the Sellers in exchange for approximately 51% of the total outstanding equity of RIPIC TopCo at the Closing. In addition, the Sellers shall be entitled to an earnout of payment from Buyer of up to $51 million if the Business exceeds a threshold level of earnings before interest taxes, depreciation and amortization (“EBITDA”) for the year ended December 31, 2022.

At the Closing, Buyer and the Sellers will enter into an amended and restated limited liability company agreement of RIPIC TopCo (the “LLC Agreement”) that will govern RIPIC TopCo. Under the LLC Agreement, the Sellers will be required to make quarterly payments, directly or indirectly to Buyer, either (at the Sellers’ election) (i) in cash, with total payments initially equaling approximately $29 million per year on a pre-tax basis, or (ii) in kind through the transfer of the Sellers’ equity interests in RIPIC TopCo to Buyer, initially representing approximately a 1.7% ownership interest of RIPIC TopCo on an annual basis. Sellers’ obligation to make such quarterly payments under the LLC Agreement will cease upon the Business’ trailing twelve months EBITDA exceeding at least $425 million in any three twelve month periods ending at the end of a fiscal quarter, whether or not consecutive. In the event of a liquidation of RIPIC TopCo, Buyer would be entitled to a liquidation preference in an initial amount of approximately $829 million, subject to increase in accordance with the terms of the LLC Agreement.

The Equity Purchase Agreement contains customary representations and warranties, covenants, agreements and indemnities. The closing of the Equity Purchase, which is currently expected to occur by the end of 2022, is subject to customary closing conditions, including (i) the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and applicable foreign jurisdictions; (ii) the absence of any law restraining, enjoining or prohibiting the Equity Purchase; (iii) the accuracy of the other party’s representations and warranties (subject to customary materiality qualifiers); (iv) the other party’s compliance with its covenants and agreements contained in the Equity Purchase Agreement (subject to customary materiality qualifiers); (v) completion of a marketing period in connection with the new third-party financing arranged by Buyer for the transaction; and (vi) the delivery of audited financial statements for the Business for the year ended December 31, 2021 that satisfy certain EBITDA thresholds. The Closing is not subject to any financing contingency or the approval of Roper’s stockholders.

The Equity Purchase Agreement contains certain termination rights of the parties, including if (i) the Closing has not occurred on or prior to January 31, 2023 and (ii) the other party has breached its representations, warranties or covenants, subject to certain negotiated materiality qualifications and cure periods as set forth in the Equity Purchase Agreement. Upon termination of the Equity Purchase Agreement under specified circumstances, Buyer will be required to pay the Sellers a termination fee of approximately $107 million in cash.

Under the Equity Purchase Agreement, Roper has agreed not to compete with the Business or solicit employees from the Business for a period of three years following the Closing, subject to certain customary exceptions.

In connection with the Equity Purchase, at Closing, the Sellers, Buyer and certain of their affiliates will enter into an investor rights agreement and certain related agreements, pursuant to which Roper will initially be entitled to designate three of RIPIC Holdings’ eight board members. The remaining directors will initially be (i) four directors designated by Buyer and (ii) the Chief Executive Officer of RIPIC Holdings, who will initially be John Stroup. For so long as the Sellers own, directly or indirectly through RIPIC TopCo, at least 25% of the outstanding equity of RIPIC Holdings, the Sellers will have certain consultation rights related to the hiring of a new Chief Executive Officer of RIPIC Holdings, subject to the board of RIPIC Holdings ultimately being entitled to hire a new Chief Executive Officer of RIPIC Holdings. Prior to an initial public offering with aggregate gross cash proceeds of at least $500 million (a “Qualified IPO”), so long as any party to the investor rights agreement owns equity, directly or indirectly through RIPIC TopCo, at least 15% of the total outstanding equity of RIPIC Holdings, the consent of such party will be needed for certain significant actions with respect to RIPIC TopCo and its subsidiaries, including, among other things, liquidation and dissolution, issuance of certain equity, incurrence of additional indebtedness and the acquisition or disposal of a material amount of assets (subject to specified dollar thresholds), in each case subject to certain exceptions. Under limited circumstances, either the Sellers or Buyer have the right to cause the Qualified IPO of RIPIC Holdings for so long as they own, directly or indirectly through RIPIC TopCo, at least 25% of the equity of RIPIC Holdings held in the aggregate by the Sellers and Buyer. The investor rights agreement will provide customary registration rights to members of RIPIC Holdings and certain of their transferees and will include certain restrictions on the ability of each party to the investor rights agreement to transfer its equity interests in RIPIC TopCo and RIPIC Holdings. Subject to certain limitations and exceptions, (i) Buyer has customary drag along rights, (ii) the Sellers and Buyer have customary rights of first refusal, and (iii) the Sellers, Buyer and their respective permitted transferees have customary tag along rights and preemptive rights.

The above description of the Equity Purchase Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to full text of the Equity Purchase Agreement, a copy of which will be filed as an exhibit to Roper’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2022. The representations, warranties and covenants contained in the Equity Purchase Agreement were made only for purposes of the Equity Purchase Agreement and as of specified dates, were solely for the benefit of the parties to the agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the agreement. The representations and warranties have been made for the purpose of allocating contractual risk between the parties to the Equity Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of applicable parties thereto. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Equity Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Item 7.01.	Regulation FD Disclosure.

On June 1, 2022, Roper issued a press release announcing entry into the Equity Purchase Agreement and related transactions, a copy of which is attached as Exhibit 99.1 to this report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release dated June 1, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROPER TECHNOLOGIES, INC.

By:	/s/ John K. Stipancich
Name:	John K. Stipancich
Title:	Executive Vice President, General Counsel and Corporate Secretary

Date: June 1, 2022